    As Filed with the Securities and Exchange Commission on January 26, 1996
                                Registration No.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              ---------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                                  AGTSPORTS, INC
                -----------------------------------------------
               (Exact name of Issuer as specified in its charter)

                  COLORADO                             84-1165916
                  --------                             ----------
          (State or other jurisdiction of           (I.R.S.Employer
           incorporation or jurisdiction)         Identification No.)


     6890 S. TUCSON WAY, #202, ENGLEWOOD, COLORADO         80111
     ---------------------------------------------         -----
        (Address of principal executive office)          (Zip Code)


                         AGT EMPLOYEES COMPENSATION PLAN
                         -------------------------------
                              (Full title of plan)
                              --------------------

                                  T. ALAN WALLS
                               6890 S. TUCSON WAY
                                    SUITE 202
                            ENGLEWOOD, COLORADO 80111
                                 (303) 792-5000

--------------------------------------------------------------------------------
      (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
--------------------------------------------------------------------------------

 The Commission is requested to send copies of all communications and notes to:

                              David J. Wagner, Esq.
                         David Wagner & Associates, P.C.
                            8400 East Prentice Avenue
                                 Penthouse Suite
                            Englewood, Colorado 80111
                                 (303) 793-0304

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


  Title of          Amount       Proposed Maximum     Proposed Maximum         Amount Of
Securities To        To Be        Offering Price        Aggregate             Registration
Be Registered       Registered     Per Share (1)      Offering Price (1)          Fee
------------------------------------------------------------------------------------------
COMMON SHARES       1,600,000      $1.50               $2,400,000                 $840
$0.001 par value
        SHARES



TOTAL                                                                             $840
------------------------------------------------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                       II

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Note: The document(s) containing the information concerning the AGT Employees Compensation Plan, dated December 1, 1995 (the "Plan") required by
Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. AGTsports, Inc., a Colorado corporation (the "Registrant" or the "Company"), will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1995

     b. The Company's Current Reports on Form 8-K's subsequent to September 30, 1995 and up to and including the date of filing of this Registration Statement; and

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

COMMON SHARES

     The authorized common stock of the Company consists of 50,000,000 shares of common stock, $0.001 par value per share. As of September 30, 1995, a total of 10,530,972 common shares were issued and outstanding. Subsequent to September 30, 1995, the Company issued common stock to American Consolidated Growth Corporation representing an increase of 40% of the total issued and outstanding common stock of the Company.

     All common shares, upon issuance, are fully-paid and non-assessable. The common shares do not have any preference, conversion, redemption, exchange, preemptive right, cumulative voting or sinking fund rights over each other. All common shares participate equally in distributions and in net assets upon liquidation.

     Each common share is entitled to one vote and may be voted by proxy. The approval of holders of not less than a majority of the outstanding common shares of the Company is required in order to amend or to otherwise revise the provisions of the Articles of Incorporation.

PREFERRED SHARES

     The authorized preferred shares of the Company consists of 50,000,000 shares of stock, $4.00 par value per share. As of September 30, 1995, no Preferred Shares were issued or outstanding.

     All Preferred Stock, upon issuance, will have such preferences as the Board of Directors may from time to time determine.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     David Wagner & Associates, P.C., Attorneys at Law, special securities counsel to the Registrant, and whose opinion as to the legality of the issuance of the Shares hereunder is attached hereto as Exhibit 5, have been allocated 60,000 shares pursuant to the Plan, which have been registered hereunder. The firm and its affiliates presently own approximately an additional 34,000 shares.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation authorize the Board of Directors, on behalf of the Company and without shareholder action, to exercise all of the Company's powers of indemnification to the maximum extent permitted under the applicable statute. Title 7 of the Colorado Revised Statutes, 1986 Replacement Volume ("CRS"), as amended, permits the Company to indemnify its directors, officers, employees, fiduciaries, and agents as follows:

     Section 7-109-102 of CRS permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

     (a)  The person conducted himself or herself in good faith;

     (b)  The person reasonably believed:

          (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

          (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

A corporation may not indemnify such person under this Section 7-109-102 of CRS:

     (a) In connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation; or

     (b) In connection with any other proceeding charging that such person derived an improper benefit, whether or not involving action in an official capacity, in which proceeding such person was adjudged liable on the basis that he or she derived an improper personal benefit.

     Unless limited by the Articles of Incorporation, and there are not such limitations with respect to the Company, Section 7-109-103 of CRS requires that the corporation shall indemnify such a person against reasonable expenses who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because of his status with the corporation.

     Under Section 7-109-104 of CRS, the corporation may pay reasonable fees in advance of final disposition of the proceeding if:

     (a) Such person furnishes to the corporation a written affirmation of the such person's good faith belief that he or she has met the Standard of Conduct described in Section 7-109-102 of CRS;

     (b) Such person furnishes the corporation a written undertaking, executed personally or on person's behalf, to repay the advance if it is ultimately determined that he or she did not meet the Standard of Conduct in Section 7-109-102 of CRS; and

     (c) A determination is made that the facts then known to those making the determination would not preclude indemnification.

     Under Section 7-109-106 of CRS, a corporation may not indemnify such person, including advanced payments, unless authorized in the specific case after a determination has been made that indemnification of such person is permissible in the circumstances because he met the Standard of Conduct under
Section 7-109-102 of CRS and such person has made the specific affirmation and undertaking required under the statute. The required determinations are to be made by a majority vote of a quorum of the Board of Directors, utilizing only directors who are not parties to the proceeding. If a quorum cannot be obtained, the determination can be made by a majority vote of a committee of the Board, which consists of at least two directors who are not parties to the proceeding. If neither a quorum of the Board nor a committee of the Board can be established, then the determination can be made either by the Shareholders or by independent legal counsel selected by majority vote of the Board of Directors.

     The corporation is required by Section 7-109-110 of CRS to notify the shareholders in writing of any indemnification of a director with or before notice of the next shareholders' meeting.

     Under Section 7-109-105 of CRS, such person may apply to any court of competent jurisdiction for a determination that such person is entitled under the statute to be indemnified from reasonable expenses.

     Under Section 7-107(1)(c) of CRS, a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent than the foregoing indemnification provisions, if not inconsistent with public policy, and if provided for in the corporation's bylaw, general or specific action of the Board of Directors, or shareholders, or contract.

     Section 7-109-108 of CRS permits the corporation to purchase and maintain insurance to pay for any indemnification of reasonable expenses as discussed herein.

     The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS

     [Asterisk (*) indicates exhibits incorporated by reference herein.]

Exhibit
Number    Description

3.1 * Articles of Incorporation of the Company (incorporated by reference to the Company's Form S-18 Registration Statement, effective with the Commission on May 21, 1986, file no. 33-4309-D).

3.2* Bylaws of the Company (incorporated by reference to the Company's Form S-18 Registration Statement, effective with the Commission on May 21, 1986, file no. 33-4309-D).

4.1       AGT Employees Compensation Plan, dated December 1, 1995.

5         Opinion of Counsel, David Wagner & Associates, P.C.

24.1      Consent of Davis & Co., CPA, P.C.

24.3      Consent of David Wagner & Associates, P.C. (Included in Exhibit 5).


ITEM 9.   UNDERTAKINGS

     1.   The Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 26th day of January, 1996.

                                   AGTsports, INC.



                                   By:  /s/T. Alan Walls
                                      -----------------------------------
                                           T. Alan Walls
                                           Principal Executive Officer



                                   By:  /s/Thomas Eikenberry
                                      -----------------------------------
                                           Thomas Eikenberry
                                           Principal Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                   MAJORITY OF THE BOARD OF DIRECTORS



Dated: 1-26-96                     By:  /s/T. Alan Walls
                                      -----------------------------------
                                           T. Alan Walls
                                           Director


Dated: 1-26-96                     By:  /s/Robert W. Wetzel
                                      -----------------------------------
                                           Robert W. Wetzel
                                           Director


Dated:                             By:
                                      -----------------------------------
                                           Michael T. Rowlette
                                           Director

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              ---------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                                 AGTsports, INC.
               (Exact name of Issuer as specified in its charter)




                                 E X H I B I T S

                                  EXHIBIT INDEX

     [Asterisk (*) indicates exhibits incorporated by reference herein.]


Exhibit
Number         Description

3.1 * Articles of Incorporation of the Company (incorporated by reference to the Company's Form S-18 Registration Statement, effective with the Commission on May 21, 1986, file no. 33-4309-D).

3.2* Bylaws of the Company (incorporated by reference to the Company's Form S-18 Registration Statement, effective with the Commission on May 21, 1986, file no. 33-4309-D).

4.1            AGT Employees Compensation Plan, dated December 1, 1995.

5              Opinion of Counsel, David Wagner & Associates, P.C.

24.1           Consent of Davis & Co., CPA, P.C..

24.3           Consent of David Wagner & Associates, P.C. (Included in Exhibit
               5).